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                                                                  Exhibit (d)(2)

                             STOCK OPTION AGREEMENT

      This STOCK OPTION AGREEMENT ("Agreement"), dated as of October 11, 2000 by and among Kulicke and Soffa Industries, Inc., a Pennsylvania corporation ("Acquiror"), and Cerprobe Corporation, a Delaware corporation (the "Company").

      WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, the Company and Cardinal Merger Sub., Inc. ("Merger Sub") are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, for the acquisition of the Company by Acquiror; and

      WHEREAS, as a condition to Acquiror's willingness to enter into the Merger Agreement, Acquiror has requested that the Company agree, and the Company has so agreed, to grant to Acquiror an option with respect to certain shares of the Company's common stock, on the terms and subject to the conditions set forth herein. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Merger Agreement.

      NOW, THEREFORE, to induce Acquiror to enter into the Merger Agreement, and in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

      1. Grant of Option. The Company hereby grants Acquiror an irrevocable option (the "Company Option") to purchase from the Company upon original issue from time to time up to a number of shares of common stock, par value $.05 per share ("Company Common Stock"), of the Company equal to 19.9% of the number of shares of Company Common Stock outstanding on the date of this Agreement, subject to adjustment as provided in Section 8 (such shares being referred to herein as the "Company Shares") in the manner set forth below at an initial exercise price of $20 per Company Share (the "Exercise Price"). Notwithstanding the foregoing, in no event shall the number of shares for which the Company Option is exercisable exceed 19.9% of the number of issued and outstanding Company Shares.

      2. Exercise of Option. The Company Option may be exercised by Acquiror, in whole or in part, immediately prior to, and subject to the consummation of, a "Trigger Event." For purposes hereof, a "Trigger Event" shall occur if (A) the Merger Agreement is terminated by Acquiror or Company under circumstances that would entitle Acquiror to the Company Termination Fee under Section 9.5 of the Merger Agreement, and (B) within 9 months after such termination the Company consummates a Competing Transaction with or by any person or entity. Company shall provide written notice to Acquiror at least three (3) business days prior to the occurrence of any Trigger Event, so that Acquiror can determine whether it wishes to exercise the Company Option. If Acquiror wishes to exercise the Company Option, Acquiror shall deliver to the Company a written notice (an "Exercise Notice") specifying the total number of Company Shares it wishes to purchase. Each closing of a purchase of Company Shares (a

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"Closing") shall occur at a place, on a date and at a time designated by
Acquiror in an Exercise Notice delivered at least two business days prior to the date of the Closing subject to the satisfaction of the conditions to closing set forth in Section 3 hereof. The Company Option shall terminate upon the earlier of: (i) the Effective Time; or (ii) the date that is nine months after termination of the Merger Agreement pursuant to Section 9.1 thereof (or if, at the expiration of such nine month period the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal). Upon the giving by Acquiror to the Company of the Exercise Notice and the tender of the applicable aggregate Exercise Price, Acquiror shall be, and shall be deemed to be, the holder of record of the Company Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Company Shares shall not then be actually delivered to Acquiror.

      In addition to the rights of the Acquiror under the preceding provisions of this Section, Acquiror shall have the right, immediately prior to, and subject to the consummation of, a Trigger Event, in lieu of paying the Exercise Price in cash, to instruct the Company to reduce the number of shares of Company Common Stock thereafter eligible to be purchased by Acquiror pursuant to the Company Option held by it in accordance with the following formula:

                                     (P x E)
                               N = --------------
                                        M

where:

            N= the number of shares of Company Common Stock to be subtracted from remaining number of Company Shares purchasable upon exercise of Acquiror's Company Option; and

            P= the aggregate number of shares then issuable upon exercise of the Company Option

            M= the Merger Price per share of Company Common Stock - For purposes hereof, "Merger Price" per share of Company Common Stock on any date means the highest consideration paid with respect to a share of Company Common Stock in the Company Transaction, provided that to the extent such consideration includes equity securities of any other entity, the value of such securities shall be the average of the closing prices per share of such security as reported by the Nasdaq Stock Market, or the primary national securities exchange on which such security is then quoted for the 10 consecutive trading days prior to the date of exercise; provided, however, that if quotes for such security are not reported by the Nasdaq Stock Market and such security is neither traded on the Nasdaq National Market Stock, on a national securities exchange, on the Nasdaq Small Cap




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                  Market nor on the OTC Electronic Bulletin Board, the price referred to above shall be the last reported sales price reflected in the over-the-counter market as reported by the National Quotation Bureau, Inc. or any organization performing a similar function.

            E = the Exercise Price per share of Company Common Stock on the date of such exercise.

      3. Conditions to Closing. The obligation of the Company to issue the Company Shares to Acquiror hereunder is subject to the conditions, which (other than the conditions described in clauses (i), (iii) and (iv) below) may be waived by the Company in its sole discretion, that (i) all waiting periods, if any, under the HSR Act, applicable to the issuance of the Company Shares hereunder shall have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be, it being understood that the Company shall not be required to register the Company Shares under the Securities Act prior to their issuance to Acquiror upon exercise of the Company Option; and (iv) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

      4. Closing. At any Closing, (a) the Company will deliver to Acquiror or its designee a single certificate in definitive form representing the number of the Company Shares designated by Acquiror in its Exercise Notice, such certificate to be registered in the name of Acquiror and to bear the legend set forth in Section 9, and, if applicable, (b) Acquiror will deliver to the Company the aggregate price for the Company Shares so designated and being purchased by wire transfer of immediately available funds. The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of Acquiror or its designee.

      5. Representations and Warranties of the Company. The Company represents and warrants to Acquiror that (a) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, a number of authorized and unissued Company Shares equal to 19.9% of the number of Company Shares issued and outstanding on the date hereof, such amount being subject to adjustment as provided in Section 8, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (b) upon delivery of the Company Shares to Acquiror upon the exercise of the Company Option, Acquiror will acquire the Company Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, and (c) none of the Company, any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of the Company to any person under circumstances, or taken any other action, that would cause the issuance and sale




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of the Option Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and, assuming the representations of Acquiror contained in Section 6 are true and correct, the issuance, sale and delivery of the Option Shares hereunder upon exercise of the Company Option will be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof.

      6. Representations and Warranties of Acquiror. Acquiror represents and warrants to the Company that: (i) any Company Shares acquired upon exercise of the Company Option will be acquired for Acquiror's own account, and will not be, and the Company Option is not being, acquired by Acquiror with a view to the distribution thereof in violation of the Securities Act; and (ii) it is an "accredited investor," as that term is defined in Regulation D promulgated under the Securities Act.

      7. Registration Rights. The Company will, if requested by Acquiror at any time and from time to time (but no more than twice in total) after the exercise of the Company Option, as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares or securities that have been acquired by or are issuable to Acquiror upon exercise of the Company Option, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company will use its reasonable efforts to qualify such shares or other securities under any applicable state securities laws, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states when it is not otherwise qualified or required.

      The Company will use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period, not in excess of 180 calendar days from the day such registration statement first becomes effective, as may be reasonably necessary to effect such sale or other disposition.

      The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 60 calendar days in the aggregate if the Board of Directors of the Company shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect the Company or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Company or any other material transaction involving the Company.

      Any registration statement prepared and filed under this Section 7, and any sale covered thereby, will be at the Company's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Acquiror's counsel related thereto. Acquiror will provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder.



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      If, during the time periods referred to in the first sentence of this
Section 7, the Company effects a registration under the Securities Act of the Company's Common Stock for its own account or for any other stockholders of the Common Stock (other than on Form S-4 or Form S-8, or any successor form), it will allow the Acquiror the right to participate in such registration, and such participation will not affect the obligation of the Company to effect demand registration statements for the Acquiror under this Section 7; provided that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, then the amount of securities to be offered for the account of the Acquiror may be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter; provided that notwithstanding any limit on the number of registration statements the Company is obligated to file under Section 7 hereof, the Company will, if requested by Acquiror, file a registration statement with respect to those shares not included in such offering in a shelf registration statement under Rule 415 under the Securities Act. In connection with any registration pursuant to this Section 7, the Company and Acquiror will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

      8. Standstill. Acquiror hereby agrees that, in connection with any registered underwritten offering of Company Common Stock, Acquiror shall not, and shall not permit any of its subsidiaries to, sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Company Common Stock (or other securities of the Company) held by Acquiror or any of its subsidiaries (other than those shares of Company Common Stock, if any, included in the registration) for a period specified by the representative of the underwriters of Company Common Stock not to exceed one hundred eighty (180) days following the effective date of the applicable registration statement of the Company filed under the Securities Act; provided however that the Company's officers, directors and stockholders required to file reports under Section 16 of the Exchange Act are so limited. The Acquiror agrees to, and agrees to cause its subsidiaries to, execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters of Company Common Stock which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Company Common Stock, the Acquiror shall, and shall cause each of its subsidiaries to, provide, within ten (10) days of such request, such information as may be reasonably required by the Company or such representative in connection with the completion of any public offering of the Company Common Stock pursuant to a registration statement filed under the Securities Act. The Company may impose stop-transfer instructions with respect to the shares of Company Common Stock (or other securities of the Company) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. The Acquiror agrees that any transferee of any shares of Company Common Stock in excess of 25% in aggregate of the total Company Shares subject to this Agreement shall be bound by this paragraph.



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      9. Adjustment Upon Changes in Capitalization. Without limiting any restriction on the Company contained in this Agreement or in the Merger Agreement, in the event of any change in Company Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately to restore to Acquiror its rights hereunder, including the right to purchase from the Company (or its successors) shares of Company Common Stock representing 19.9% of the outstanding Company Common Stock for the aggregate Exercise Price calculated as of the date of this Agreement as provided in Section 1.

      10. Restrictive Legends. Each certificate representing shares of Company Common Stock issued to Acquiror hereunder shall include a legend in substantially the following form:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

It is understood and agreed that the legend shall be removed in its entirety by delivery of substitute certificate(s) without such legend if Acquiror shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 7 shall not be required to bear the legend set forth in this Section 10.

      11. Binding Effect, No Assignment, No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Company Shares sold by a party in compliance with the provisions of Section 7 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

      12. Specific Performance. The parties hereby acknowledge and agree that the failure of the Company to perform its agreement and covenants hereunder will cause irreparable injury to Acquiror for which damages, even if available, will not be an adequate remedy. Accordingly, the Company hereby consents to the issuance of injunctive relief by any court of competent




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jurisdiction to compel performance of the Company's obligations and to the granting by any such court of the remedy of specific performance of its obligations hereunder.

      13. Entire Agreement. This Agreement and the Merger Agreement (including the exhibits and schedules thereto) constitute the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.

      14. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

      15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. If any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regulatory determines that Acquiror is not permitted to acquire the full number of shares of Company Common Stock provided in Section 1 hereof (as the same may be adjusted), it is the express intention of the Company to allow Acquiror to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including without limitation money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

      16. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given in the manner provided in the Merger Agreement.

      17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

      18. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      19. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



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      20. Expenses. Except as otherwise expressly provided herein or in the
Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

      21. Amendments, Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of the parties hereto or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

      22. Extension of Time Periods. The time periods for exercise of certain rights under Sections 2 shall be extended (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods and (ii) to the extent necessary to avoid any liability under Section 16(b) of the Exchange Act by reason of such exercise.

      23. Replacement of Company Option. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                              KULICKE AND SOFFA INDUSTRIES, INC.


                              By /s/ C. Scott Kulicke
                                ----------------------------------
                                     C. Scott Kulicke




                              CERPROBE CORPORATION

                              By /s/ C. Zane Close
                                ----------------------------------
                                     C. Zane Close




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